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Exhibit 99.1 Press Release Dated June 29, 2004

Universal Power Group EARNS Major Contract Renewal
From Brink's Home Security

Dallas, Texas - (PR NEWSWIRE) - June 29, 2004 - Zunicom, Inc. (OTCBB:ZNCM), parent of Universal Power Group, Inc. ("Universal"), today announced that Brink's Home Security, Inc., a subsidiary of The Brink's Company (NYSE: BCO), has renewed its contract with Universal for a two-year period, followed by successive  one-year  renewals,  effective  June 1, 2004.  Under the  agreement,
Universal is responsible for managing all of Brink's product procurement, warehousing, fulfillment and distribution needs. The products procured and handled by Universal include, though are not limited to, batteries, transformers, speakers, sirens and cable for security and other applications in residential, commercial and various markets. In addition, Universal provides Brink's with value-added services such as custom kitting and battery recycling programs.

"We call this `Enhanced 3PL'," said Universal President and CEO Randy Hardin, referring to the provision of third party logistics. "Unlike most other 3PL companies, we not only handle and distribute the inventory, but we source, purchase, warehouse, custom kit and handle receivable collections. Universal allows Brink's to focus on their business competencies, while we handle the operational complexities of Enhanced 3PL."

Hardin said the agreement will contribute revenues of at least $90 million over the next three years.

A Universal product catalog (battery, mobility, security, portable power) can be downloaded from the Company's web site, www.universalpowergroup.com.
                                        ---------------------------
About Brink's Company

The Brink's Company (NYSE:BCO) is a global leader in business and security services. The Company's three businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com,
or call toll free 877-275-7488.                           ---------------------

About Zunicom, Inc.

Headquartered in Addison, Texas, Zunicom (www.zunicom.com) manages two wholly owned subsidiaries, Universal Power Group, Inc. and AlphaNet Hospitality Systems, Inc. The Zunicom Group of Companies currently has approximately 70 employees.

Zunicom's operations through Universal Power Group (www.universalpowergroup.com) encompass the importation, sale and distribution of portable power and related portable-powered products packaged with third-party fulfillment, procurement and logistics support services to multiple industries including medical, security,


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mobility,  consumer,  industrial  and  more.  Universal  is one  of the  leading distributors of sealed lead acid batteries in the nation, and Universal's products are sold to original equipment manufacturers (OEMs) and distributors for use in the manufacture and sale of high-technology products such as computers, oil field equipment, medical instrumentation, uninterruptible power supply systems and security equipment. Universal also provides value-added custom battery pack assembly services. Universal's business offerings are broken down into the following divisions: Universal Battery, Universal Mobility, and Universal Security Distribution. Some of Universal's customers include ComCast Cable, Cox Communications, Radio Shack, Protection One, Time Warner, Brinks Home Security, The Scooter Store and Pride Mobility.

Zunicom's operations through AlphaNet (www.alphanet.net) consist of the sale of business communication, productivity, connectivity and wireless internet solutions to the hospitality industry through licensing agreements. AlphaNet's product offerings include The InnRoom Business Center(TM), a private in-room facsimile and printing service, and The Office(TM), a 24-hour unattended self-serve credit card activated hotel business center providing hotel guests with 24-hour convenient access to various business office services. Laptop Connect(TM) allows hotel guests the ability to connect their laptops to high-speed internet access points located within the hotel by connecting a supplied cable. Laptop Connect(TM) also offers a hotspot for users wishing to access the internet through the wireless network feature on their laptop. Similarly, AlphaNet's WaveLan(TM) solution essentially enables hotels to provide their guests with public area wireless internet access in any number of locations including lobbies, meeting rooms, lounges, bars and restaurants. Both have the potential to become a revenue-generating segment for the hospitality industry. To date, AlphaNet's has approximately 300 hotel clients who represent more than 20 brands, such as Hyatt, Hilton, Starwood, Marriott and Kimpton.

This release contains a number of forward-looking statements concerning the current expectations as to future results of operations, future growth and future performance of Zunicom, Inc. within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially depending on the various factors set forth under the caption "Forward-Looking Statements" in the company's annual report on Form 10-K for the year ended December 31, 2003 and accordingly, should be read in conjunction with the company's SEC filings.

                      FOR MORE INFORMATION, PLEASE CONTACT
                    Elite Financial Communications Group, LLC
               Andrea Strittmatter, 407-585-1080, andrea@efcg.net
                 Stephanie Noiseux, 407-585-1080, steph@efcg.net













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